MDU Resources Reports Record First Quarter 2006 Consolidated Earnings,
Increases Earnings Guidance

BISMARCK, N.D. - April 24, 2006 - MDU Resources Group, Inc. (NYSE:MDU) announced record financial results for the first quarter of 2006, posting consolidated earnings of $53.1 million, an increase of 55 percent from $34.2 million for the first quarter of 2005. Earnings per common share, diluted, were a record 44 cents, compared to 29 cents in 2005.

Highlights for First Quarter 2006

•	Earnings per common share increased 52 percent to a record 44 cents.

•	Record consolidated earnings of $53.1 million, up from $34.2 million.

•	Increased 2006 earnings per share guidance to a range of $2.15 to $2.35, up from previous guidance of $2.00 to $2.20.

“We are pleased to report to MDU Resources shareholders that we have achieved outstanding first-quarter results,” said Martin A. White, chairman of the board and chief executive officer of MDU Resources. “The gains for the quarter and our upward revision of earnings guidance for the full year reflect the strength of our diversified business portfolio and the fact that each of our business areas is performing well. In particular, our natural gas and oil production segment led the way in the quarter posting a 43 percent improvement over last year’s first-quarter earnings. Strong production increases, coupled with higher commodity prices, contributed to the outstanding results of this business segment.

“However, the success of the natural gas and oil business should not overshadow the tremendous turnaround of our construction services group, which shows no signs of losing its momentum; nor should we overlook the steady performances of our regulated businesses. Our construction materials and mining segment, which reported a normal seasonal loss, is also meeting its performance targets and is poised to deliver another strong year as it should benefit from the passage of last year’s transportation-funding bill. That business already has a record first-quarter backlog of orders. We look forward to another exceptional year as we continue to show our leadership in supplying the goods and services that keep America strong.

“Based on our record first-quarter results and our confidence in the continued strong outlook for our businesses for the balance of the year, we are raising our earnings per share guidance for 2006 to a range of $2.15 to $2.35,” White said.

QUARTERLY PERFORMANCE SUMMARY AND FUTURE OUTLOOK

The following information highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted points are “forward-looking statements.” There is no assurance that the company’s projections, including estimates for growth and increases in revenues and earnings, will in fact be achieved. Please refer to assumptions contained in this section, as well as the various important factors listed at the end of this document under the heading “Risk Factors.” Changes in such assumptions and factors could cause actual future results to differ materially from the company’s targeted growth, revenue and earnings projections.

Business Line	Earnings First Quarter 2006 (In Millions)	Earnings First Quarter 2005 (In Millions)
Natural gas and oil production	$41.3	$28.8
Electric and natural gas distribution	9.1	7.9
Construction materials and mining	(8.9)	(8.5)
Construction services*	5.4	2.0
Pipeline and energy services	4.6	3.2
Independent power production	1.3	.7
Other	.3	.1
Total	$53.1	$34.2
*Formerly utility services

On a consolidated basis, the following information highlights the key growth strategies, projections and certain assumptions for the company:

•	Earnings per common share for 2006, diluted, are projected in the range of $2.15 to $2.35, an increase from prior guidance of $2.00 to $2.20.
•	The company expects the percentage of 2006 earnings per common share, diluted, by quarter to be in the following approximate ranges:
o	Second quarter - 20 percent to 25 percent
o	Third quarter - 30 percent to 35 percent
o	Fourth quarter - 25 percent to 30 percent
•	The company’s long-term compound annual growth goals on earnings per share are in the range of 7 percent to 10 percent, although the company has exceeded this level in recent years.

Natural Gas and Oil Production
Earnings at this segment were $41.3 million for the first quarter of 2006, an increase of $12.5 million compared to the first quarter of 2005. The earnings increase was the result of average realized natural gas prices that were 37 percent higher and average realized oil prices that were 18 percent higher than 2005, as well as combined natural gas and oil production that increased 9 percent. Higher production was led by strong increases in the Rocky Mountain region, as well as the May 2005 South Texas acquisition. Partially offsetting these items were increased depreciation, depletion and amortization rates and higher lease operating expenses.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	The company’s long-term compound annual growth goals for production are in the range of 7 percent to 10 percent. In 2006, the company expects to exceed the upper end of this range.
•	The company is expecting to drill more than 300 wells in 2006.
•
Estimates of natural gas prices in the Rocky Mountain region for May through December 2006 reflected in the company’s 2006 earnings guidance are in the range of $5.50 to $6.00 per thousand cubic feet. The company’s estimates for natural gas prices on the NYMEX for May through December 2006, reflected in the company’s 2006 earnings guidance, are in the range of $6.75 to $7.25 per Mcf. During 2005, more than three-fourths of this segment’s natural gas production was priced using Rocky Mountain or other non-NYMEX prices.

•	Estimates of NYMEX crude oil prices for May through December 2006, reflected in the company’s 2006 earnings guidance, are projected in the range of $55 to $60 per barrel.
•
The company has hedged approximately 30 percent to 35 percent of its estimated natural gas production and 20 percent to 25 percent of its estimated oil production for the last nine months of 2006. For 2007, the company has hedged approximately 10 percent to 15 percent of its estimated natural gas production. The hedges that are in place as of April 21, 2006, for 2006 and 2007 are summarized in the following chart:

Commodity	Index*	Period Outstanding	Forward Notional Volume (MMBtu)/(Bbl)	Price Swap or Costless Collar Floor-Ceiling (Per MMBtu/Bbl)
Natural Gas	Ventura	4/06 - 12/06	1,375,000	$6.00-$7.60
Natural Gas	Ventura	4/06 - 12/06	2,750,000	$6.655
Natural Gas	Ventura	4/06 - 12/06	1,375,000	$6.75-$7.71
Natural Gas	Ventura	4/06 - 12/06	1,375,000	$6.75-$7.77
Natural Gas	Ventura	4/06 - 12/06	1,375,000	$7.00-$8.85
Natural Gas	NYMEX	4/06 - 12/06	1,375,000	$7.75-$8.50
Natural Gas	Ventura	4/06 - 12/06	1,375,000	$7.76
Natural Gas	CIG	4/06 - 12/06	1,375,000	$6.50-$6.98
Natural Gas	CIG	4/06 - 12/06	1,375,000	$7.00-$8.87
Natural Gas	Ventura	4/06 - 12/06	687,500	$8.50-$10.00
Natural Gas	Ventura	4/06 - 12/06	687,500	$8.50-$10.15
Natural Gas	Ventura	4/06 - 10/06	1,070,000	$9.25-$12.88
Natural Gas	Ventura	4/06 - 10/06	1,070,000	$9.25-$12.80
Natural Gas	Ventura	1/07 - 12/07	1,825,000	$8.00-$11.91
Natural Gas	Ventura	1/07 - 12/07	912,500	$8.00-$11.80
Natural Gas	Ventura	1/07 - 12/07	912,500	$8.00-$11.75
Natural Gas	Ventura	1/07 - 12/07	1,825,000	$7.50-$10.55
Natural Gas	CIG	1/07 - 12/07	1,825,000	$7.40
Natural Gas	CIG	1/07 - 12/07	1,825,000	$7.405
Crude Oil	NYMEX	4/06 - 12/06	137,500	$43.00-$54.15
Crude Oil	NYMEX	4/06 - 12/06	110,000	$60.00-$69.20
Crude Oil	NYMEX	4/06 - 12/06	68,750	$60.00-$76.80

*Ventura is an index pricing point related to Northern Natural Gas Co.’s system; CIG is an index pricing point related to Colorado
   Interstate Gas Co.’s system.

Electric and Natural Gas Distribution
Despite weather that was 9 percent warmer than last year and 15 percent warmer than normal, earnings at the combined utility businesses improved $1.2 million to a total of $9.1 million. Higher electric retail sales and margins, as well as nonregulated earnings from energy-related services, were the primary cause of the increase. These business units continue to provide a predictable and reliable stream of earnings and cash flows.

The following information highlights the key growth strategies, projections and certain assumptions for these businesses:

•
The company is analyzing potential projects for accommodating load growth and replacing an expiring purchased power contract with company-owned generation. This will add to the company’s base-load capacity and rate base. New generation is projected to be on line by 2011. A decision on the project to be built is anticipated by early 2007.

•
In September 2004, a natural gas rate case was filed with the Minnesota Public Utilities Commission requesting an increase of $1.4 million annually, or approximately 4.0 percent. An interim increase of $1.4 million annually was approved by the commission effective Jan. 10, 2005, subject to refund. A final order on this case is expected in mid-2006.

•	These businesses continue to pursue growth by expanding energy-related services.

Construction Materials and Mining
The construction materials and mining segment experienced a normal seasonal first-quarter loss of $8.9 million. This segment heads into the construction season with a strong backlog reflecting the continued strength of the economy in key markets.

In April, the company acquired Wm. Winkler Company and Valley Asphalt and Paving Inc., which are respectively headquartered in Spokane and Colville, Wash. Winkler is an 86-year-old concrete construction company that specializes in slip-form paving of curb and gutter, and the construction of concrete sidewalks and slabs for commercial, industrial, residential, public works and government projects. Valley Asphalt owns and operates two asphalt plants, a portable aggregate crushing plant and three aggregate sources in Washington. Both acquisitions complement the company’s existing assets in the Spokane and Coeur d’Alene, Idaho, area and provide it with a solid base from which to expand higher-margin, private-sector work in the Washington market.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	Ready-mixed concrete, aggregate and asphalt volumes for 2006 are expected to be higher than the record levels achieved in 2005.
•	Work backlog as of March 31, 2006, was approximately $610 million, compared to $527 million at March 31, 2005.
•
A key element of the company’s long-term strategy for this business is to further expand its presence in the higher-margin materials business (rock, sand, gravel, etc.), complementing the company’s ongoing efforts to increase margin by building a more profitable backlog of business and carefully managing costs.

•	Strong market and product demand, cost containment initiatives and continued operational improvement in Texas are expected to result in improved margins over 2005.

Construction Services
This segment, formerly called utility services, more than doubled its earnings for the first quarter, as compared to the same period in 2005, posting a record $5.4 million. Increased earnings are a result of significantly higher inside electrical workloads and margins in all regions, reflecting vibrant markets. In addition, higher equipment sales and rental margins, as well as earnings from acquisitions, contributed to the record quarter. With strong first-quarter performance and a record backlog, this segment is positioned for another solid year.

In early April, this business segment acquired Desert Fire Holdings Inc., headquartered in Reno, Nev. Desert Fire specializes in the installation and maintenance of automatic fire suppression systems in Las Vegas and Reno. Desert Fire integrates well with last year’s acquisition of the Bombard companies in Las Vegas, uniting 1,500 highly skilled workers to serve one of the fastest-growing markets in the United States.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	Revenues in 2006 are expected to be higher than 2005 record levels.
•	The company anticipates margins to strengthen in 2006 as compared to 2005 levels.
•	Work backlog as of March 31, 2006, was approximately $439 million including acquisitions, compared to $226 million at March 31, 2005.

Pipeline and Energy Services
The pipeline and energy services segment earned $4.6 million in the first quarter of 2006, an increase of $1.4 million from the same period a year ago because of higher gathering rates and higher transportation and gathering volumes. Through the company’s vertically integrated strategy, this business continues to enhance the value of the corporation’s natural gas and oil reserves by providing access to potentially higher-priced markets.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
Firm capacity for the Grasslands Pipeline is 90,000 Mcf per day with expansion possible to 200,000 Mcf per day. Based on anticipated demand, incremental expansions are forecasted over the next few years beginning as early as 2007.

•	In 2006, total gathering and transportation throughput is expected to increase approximately 5 percent over 2005 levels.

Independent Power Production
Earnings at this segment were $1.3 million, compared to $756,000 in 2005, primarily driven by a one-time benefit as the result of a tax rate reduction in Trinidad and Tobago, which affected the results from the company’s generating facility in Trinidad.

The Hardin, Mont., coal-fired power generation facility was placed into commercial operation in March 2006 at a competitive construction cost and has demonstrated an output above 120 megawatts gross through the successful design, construction and operation of the plant. All electricity generated by the plant is sold to Powerex, a wholly owned subsidiary of BC Hydro, Canada’s third-largest electric utility. This facility is the first major coal plant to be constructed in Montana in nearly 20 years.

On April 18, this business segment acquired the member interests of San Joaquin Cogen, LLC from North American Power Group, Ltd. San Joaquin owns a 48-MW natural-gas fired power plant 73 miles east of San Francisco in Lathrop, Calif. A medium-term tolling power purchase and sale agreement is in place. Colorado Energy Management, another subsidiary in this segment, will operate and maintain the plant. San Joaquin will be a provider of stable cash flow as the company looks to leverage this strategic asset in the growing northern California market.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	Earnings at this segment are expected to be minimal in 2006, primarily reflecting the sale of the company’s Brazilian electric generating facility in June 2005.
•
This segment continues to explore opportunities for investments both domestically and internationally, using the corporation’s disciplined approach for acquisitions. The company is focused on redeploying the funds from the June 2005 sale of the Brazilian facility into strategic assets.

Upcoming Webcast
The company will host a webcast at 1 p.m. EDT April 24 to discuss earnings results and guidance. The event can be accessed at www.mdu.com. A webcast replay will be available. An audio replay also will be available by calling (800) 642-1687 or (706) 645-9291, access code 7611996.

Risk Factors
The information in this release includes certain forward-looking statements, including earnings per share guidance and statements by the chairman of the board and chief executive officer of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Following are important factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements.

•
The company’s natural gas and oil production and pipeline and energy services businesses are dependent on factors, including commodity prices and commodity price basis differentials, that cannot be predicted or controlled.

•	The construction, startup and operation of power generation facilities may involve unanticipated changes or delays that could negatively impact the company’s business and its results of operations.
•	Economic volatility affects the company’s operations, as well as the demand for its products and services and, as a result, may have a negative impact on the company’s future revenues.
•
The company relies on financing sources and capital markets. If the company is unable to obtain economic financing in the future, the company’s ability to execute its business plans, make capital expenditures or pursue acquisitions that the company may otherwise rely on for future growth could be impaired.

•
Some of the company’s operations are subject to extensive environmental laws and regulations that may increase costs of operations, impact or limit business plans, or expose the company to environmental liabilities.

•
One of the company’s subsidiaries is subject to ongoing litigation and administrative proceedings in connection with its coalbed natural gas development activities. These proceedings have caused delays in coalbed natural gas drilling activity, and the ultimate outcome of the actions could have a material effect on existing coalbed natural gas operations and/or the future development of its coalbed natural gas properties.

•	The company is subject to extensive government regulations that may delay and/or have a negative impact on its business and its results of operations.
•	The value of the company’s investments in operations may diminish because of political, regulatory and economic conditions in countries where the company does business.
•	Weather conditions can adversely affect the company’s operations and revenues, as evidenced by the hurricanes in the Gulf Coast region in 2005 causing some reduction in natural gas and oil production.
•	Competition is increasing in all of the company’s businesses.
•	Other factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements include:
▪	Acquisition, disposal and impairments of assets or facilities.
▪	Changes in operation, performance and construction of plant facilities or other assets.
▪	Changes in present or prospective generation.
▪	The availability of economic expansion or development opportunities.
▪	Population growth rates and demographic patterns.
▪	Market demand for, and/or available supplies of, energy- and construction-related products and services.
▪	Cyclical nature of large construction projects at certain operations.
▪	Changes in tax rates or policies.
▪	Unanticipated project delays or changes in project costs, including related energy costs.
▪	Unanticipated changes in operating expenses or capital expenditures.
▪	Labor negotiations or disputes.
▪	Inability of the various contract counterparties to meet their contractual obligations.
▪	Changes in accounting principles and/or the application of such principles to the company.
▪	Changes in technology.
▪	Changes in legal or regulatory proceedings.
▪	The ability to effectively integrate the operations and the internal controls of acquired companies.
▪	The ability to attract and retain skilled labor and key personnel.

For a further discussion of these risk factors and cautionary statements, refer to Item 1A - Risk Factors in the company’s most recent Form 10-K.

MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure. MDU Resources includes natural gas and oil production, construction materials and mining, domestic and international independent power production, natural gas pipelines and energy services, electric and natural gas utilities, and construction services. For more information about MDU Resources, see the company’s Web site at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

* * * * * * * *

Contacts:

Financial:
Vernon A. Raile, executive vice president, treasurer and chief financial officer, (701) 530-1003
Phyllis A. Rittenbach, director of investor relations, (701) 530-1057

Media:
Linda Donlin, director of communications and public relations, (701) 530-1700

MDU Resources Group, Inc.
	Three Months Ended March 31,
	2006	2005
	(In millions, where applicable) (Unaudited)
Consolidated Statements of Income

Operating revenues:
Electric	$45.0	$44.3
Natural gas distribution	152.3	144.9
Construction services	223.8	113.9
Pipeline and energy services	127.0	92.8
Natural gas and oil production	128.4	87.1
Construction materials and mining	233.7	187.1
Independent power production	11.3	9.8
Other	1.8	1.4
Intersegment eliminations	(108.0)	(77.0)
	815.3	604.3
Operating expenses:
Fuel and purchased power	16.4	16.2
Purchased natural gas sold	127.0	113.5
Operation and maintenance	484.4	330.0
Depreciation, depletion and amortization	63.4	52.8
Taxes, other than income	33.0	26.7
	724.2	539.2
Operating income:
Electric	7.4	6.9
Natural gas distribution	8.2	8.5
Construction services	10.1	4.2
Pipeline and energy services	9.3	7.3
Natural gas and oil production	67.8	47.5
Construction materials and mining	(10.5)	(9.5)
Independent power production	(1.5)	.2
Other	.3	---
	91.1	65.1
Earnings from equity method investments	3.2	1.3
Other income	2.4	1.2
Interest expense	14.1	13.0
Income before income taxes	82.6	54.6
Income taxes	29.3	20.2
Net income	53.3	34.4
Dividends on preferred stocks	.2	.2

Earnings on common stock:
Electric	3.8	3.1
Natural gas distribution	5.3	4.8
Construction services	5.4	2.0
Pipeline and energy services	4.6	3.2
Natural gas and oil production	41.3	28.8
Construction materials and mining	(8.9)	(8.5)
Independent power production	1.3	.7
Other	.3	.1
	$53.1	$34.2
Earnings per common share:
Basic	$.44	$.29
Diluted	$.44	$.29
Dividends per common share	$.19	$.18
Weighted average common shares
outstanding:
Basic	119.9	117.8
Diluted	120.6	118.8

Operating Statistics
Electric (thousand kWh):
Retail sales	612,875	604,496
Sales for resale	166,409	198,000

Natural gas distribution (Mdk):
Sales	14,253	15,837
Transportation	4,362	3,966

Pipeline and energy services (Mdk):
Transportation	26,128	21,554
Gathering	21,732	19,974

Natural gas and oil production:
Natural gas (MMcf)	15,362	14,427
Oil (MBbls)	450	367
Average realized natural gas price	$6.86	$5.02
Average realized oil price	$46.71	$39.68

Construction materials and mining (000’s):
Aggregates (tons sold)	6,084	5,906
Asphalt (tons sold)	333	361
Ready-mixed concrete (cubic yards sold)	711	660

Independent power production:*
Net generation capacity (kW)	389,600	279,600
Electricity produced and sold (thousand kWh)	88,497	37,250

Other Financial Data
Book value per common share	$16.18	$14.02
Dividend yield (indicated annual rate)	2.3%	2.6%
Price/earnings ratio**	13.7x	15.0x
Market value as a percent of book value	206.7%	197.0%
Return on average common equity**	16.2%	13.5%
Fixed charges coverage, including preferred dividends**	6.2x	5.0x
Total assets	$4,482.4	$3,787.3
Total equity	$1,955.9	$1,675.3
Long-term debt (net of current maturities)	$1,134.9	$907.1
Capitalization ratios:
Common equity	63%	64%
Preferred stocks	---	1
Long-term debt (net of current maturities)	37	35
	100%	100%
 * Excludes equity method investments
**Represents 12 months ended